Exhibit 99.2

VLOV, INC.

RESTRICTED STOCK AWARD AGREEMENT

Grantee:	Worldwide Officers, Inc.

Grant Date:	September 28, 2011

Number of Shares:	76,924 shares

Original Value:	$1.30 per share

Pursuant to that certain Loanout Agreement between the Company and Grantee dated as of September 28, 2011 (the “Loanout Agreement”), VLOV, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above.  Upon acceptance of this Award, Grantee shall receive the number of shares of common stock of the Company, par value $.00001 per share (“Par Value”), specified above (the “Shares”) having a fair value per share (“Original Value”) equal to the amount specified above, subject to the restrictions and conditions set forth herein and in the Plan.  The Company acknowledges the receipt from Grantee of consideration with respect to the Original Value of the Shares in the form of cash, past or future services rendered to the Company by Grantee, or such other form of consideration as is acceptable to the Company’s board of directors (the “Board”).

1.           Acceptance of Award.  Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.  Upon acceptance of this Award by Grantee, the Shares so accepted shall be issued by the Company’s transfer agent in certificate form, subject to Section 3, and Grantee’s name shall be entered as the stockholder of record on the books of the Company.  Thereupon, Grantee shall have all the rights of a stockholder with respect to such Shares, including voting and dividend rights, subject, however, to the terms of this Agreement, including the restrictions and conditions specified in Section 2 below.

2.           Restrictions and Conditions.

2.1           The Award granted herein may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of by Grantee prior to vesting.

2.2           In the event the Loanout Agreement is terminated by the Company “for cause” (as defined below) or by Grantee, any portion of the Award not vested at the time of such termination shall be automatically forfeited by Grantee as of the date of such termination. Termination “for cause” means, termination for cause by the Company as defined in this Agreement or in the Loanout Agreement.

2.3           In the event the Loanout Agreement is terminated other than “for cause” as defined in Section 2.2 above, the Award shall fully vest on the date of such termination and be free of any restrictions.

3.           Vesting.  The Shares shall be issued in the amounts and on the dates specified in the following schedule so long as the Loanout Agreement remains in effect on such dates.  The restrictions and conditions of Section 2 shall lapse as to each amount of Shares issued according to the schedule below.  The Board may at any time accelerate the vesting schedule specified in this Section 3.

Number of Shares Vested	Vesting Date
38,462	December 27, 2011
38,462	March 27, 2012

4.           Dividends.  Dividends on the Shares, if any are declared, shall be paid currently to Grantee and shall be subject to the same restrictions as the Shares with regard to which they are issued.

5.           Adjustments.  The Shares shall be subject to adjustment in the case of any stock split, reverse stock split, combination or similar events.

6.           Post-Vesting Transfer.  The certificate(s) representing the Shares shall be held in escrow by the Company’s outside counsel and distributed to Lender on the ninetieth (90th) day from the termination of the Loanout Agreement.  In the event Grantee desires to transfer any Shares prior to the ninety-first (91st) day from the termination of the Loanout Agreement, Grantee shall first offer to sell such Shares to the Company.  Grantee shall deliver to the Company written notice of the intended sale, such notice to specify the number of Shares to be sold, the proposed purchase price and terms of payment, and grant the Company an option for a period of thirty (30) days following receipt of such notice to purchase the offered Shares upon the same terms and conditions.  To exercise such option, the Company shall give notice of that fact to Grantee within the 30-day notice period and agree to pay the purchase price in the manner provided in the notice.  If the Company does not purchase all of the Shares so offered during foregoing option period, Grantee shall be under no obligation to sell any of the offered Shares to the Company, but may dispose of such Shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that Grantee shall not sell any such Shares to any other person at a lower price or upon more favorable terms than those offered to the Company.

7.           Restricted Securities. The Shares shall be “restricted” and cannot be resold without their prior registration or compliance with the terms of Rule 144 promulgated under the Securities Act of 1933, as amended, or an exemption therefrom.

8.           Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

9.           Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

10.           Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

11.           Entire Agreement. This Agreement, and the Offer Letter contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

12.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

VLOV, INC.		GRANTEE

By:	/s/ Qingqing Wu	By:	/s/ Bennet P. Tchaikovsky
Name:	Qingqing Wu	Name:	Bennet P. Tchaikovsky
Its:	Chief Executive Officer	Its:	Chief Financial Officer